UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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iCAD, Inc.

(Name of Registrant as Specified in Its Charter)

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iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

October 20, 2017

Dear Fellow Stockholder:

You are cordially invited to attend iCAD, Inc.’s 2017 Annual Meeting of Stockholders which will be held on Thursday, November 30, 2017, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, we will appreciate a prompt submission of your vote. We hope to see you at the meeting.

Cordially,

Kenneth Ferry
Chief Executive Officer

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 30, 2017

To the Stockholders of iCAD, Inc.:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of iCAD, Inc. (the “Company”) will be held on Thursday, November 30, 2017, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174, for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation (“Say on Pay Proposal”);

3.	To ratify the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on October 3, 2017 are entitled to receive the notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The iCAD Board of Directors believes that the election of the nominees specified in the accompanying proxy statement as directors at the Annual Meeting is in the best interest of the Company and its stockholders and, accordingly, unanimously recommends a vote “FOR” such nominees. Furthermore, the Board of Directors unanimously recommends that vote “FOR” the Say on Pay Proposal and vote “FOR” ratifying the appointment of BDO as the Company’s independent registered public accounting firm.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF THE COMPANY AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE ANNUAL MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK TO GAIN ADMISSION TO THE ANNUAL MEETING.

By Order of the Board of Directors,

/s/ Richard Christopher
Richard Christopher Chief Financial Officer, Treasurer and Secretary

October 20, 2017

iCAD, Inc.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date:	November 30, 2017

Time:	10:00 A.M. (local time)

Place:	Offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174

Record Date:	October 3, 2017

Voting:	Stockholders as of the record date are entitled to one vote per share on matters presented at the Annual Meeting or any postponements or adjournments of the Annual Meeting

Voting Matters and the Board’s Recommendation

Agenda Item	Board Vote Recommendation	Page Reference
Election of nine directors	FOR each Director Nominee	6

Approval on an advisory basis of the Say on Pay Proposal	FOR	45

Ratification of the appointment of BDO USA LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017	FOR	46

In addition to these matters, stockholders may be asked to vote on such other matters as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Executive Compensation Highlights

Our philosophy on executive compensation is to align the interests of our named executive officers with those of our stockholders by incentivizing them to deliver sustainable, long-term stockholder value. Our Compensation Committee reviews our compensation program components, targets and payouts on an annual basis. We continue to evaluate our compensation program to further align compensation received by our named executive officers with the interests of our stockholders and to provide compensation that is tied directly to performance.

Set forth below are key highlights of our executive compensation program that are further discussed in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement beginning on page 18:

•	The compensation program offered to our executive officers is comprised of a mix between base salary and variable opportunities.

•	Actual compensation is dependent upon many factors, including, but not limited to, our financial results and the executive’s level of responsibilities.

•	No pension benefits for executive officers.

•	No excise tax gross-ups.

•	No hedging or pledging of Company stock.

•	No excessive perquisites for executives.

•	We implemented a clawback policy for executive officers, and stock ownership guidelines for executive officers and non-employee directors.

Corporate Governance Highlights

Set forth below are highlights of our corporate governance practices that are further discussed in the “Corporate Governance” section of this proxy statement beginning on page 10:

•	Eight of our nine directors are independent under NASDAQ standards.

•	Our Board leadership consists of a non-executive Chairman of the Board and independent Committee Chairs.

•	We value diversity, which is exhibited in our directors’ gender, experience, and skills.

•	Our Board met 4 times in 2016 with executive sessions of independent directors at each regularly scheduled Board meeting and as deemed necessary.

•	No classified board; directors are elected annually.

•	A “Say on Pay” advisory vote is conducted annually.

•	Stockholders are asked to ratify the appointment of our independent registered public accounting firm annually.

iCAD, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 30, 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of iCAD, Inc. (the “Company”, “iCAD”, “we”, “us”, or “our”) for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on November 30, 2017, including any postponements or adjournments thereof, for the purposes set forth below.

Management intends to send or give to stockholders this proxy statement, the accompanying form of proxy card and the 2016 Annual Report to Stockholders on or about October 19, 2017.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of your proxy.

If your shares are held in street name through a broker, bank, or other nominee, please review the voting instructions provided by the broker, bank or other nominee holding your shares or contact such organization regarding how to change your vote.

The address and telephone number of the principal executive offices of the Company are:

98 Spit Brook Road

Suite 100

Nashua, NH 03062

Telephone No.: (603) 882-5200

At the Annual Meeting, the stockholders of the Company will vote on: (1) the election of nine nominees to serve as directors, (2) the approval of, by non-binding advisory vote, the Say on Pay Proposal, (3) the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and (4) any other matters properly brought before the Annual Meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on November 30, 2017: This Proxy Statement, the form of proxy and the Company’s 2016 Annual Report to Stockholders are available for review on the Internet at http://www.cstproxy.com/icadmed/2017.

Your Vote is Important

Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card. You may also vote by attending the Annual Meeting and voting in person.

OUTSTANDING STOCK AND VOTING RIGHTS

Only holders of the Company’s common stock at the close of business on October 3, 2017 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 16,441,874 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters. There are no cumulative voting rights.

VOTING PROCEDURES

Quorum. A quorum is present if, a majority of the shares entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” (i.e., when a broker does not have discretionary authority to vote on a specific issue) are counted as present for purposes of determining a quorum.

Vote Required and Abstentions and Broker Non-Votes. The table below summarizes the votes required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions and broker non-votes. If you sign and return a proxy but do not specify how you want your shares voted, your shares will be voted FOR the director nominees and FOR the other proposals listed below.

	Proposal	Vote Required for Approval of Each Item	Abstentions	Broker Non-Votes

I	Election of Directors	Each director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.	No effect on this proposal.	No effect on this proposal.

II	Advisory Vote on Say on Pay Proposal	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal II is required to approve this proposal.	Counted as “against”	No effect on this proposal.

III	Ratification of Appointment of Auditors	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal III is required to approve this proposal.	Counted as “against”	Not applicable since brokers have discretionary authority to vote on this proposal.

*	Under NASDAQ rules, the affirmative vote of a majority of the votes cast is minimum required vote to approve this proposal.

Please note that brokers may not use discretionary authority to vote shares on Proposals I and II if they have not received instructions from their clients. Please vote your proxy or deliver instructions to your broker so your vote can be counted.

The approval of any other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof, will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Discretionary Voting Power. The Board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the best interests of the Company and its stockholders. If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies may be voted for the election of a qualified substitute nominee selected by the Board.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation, as amended, provides for the annual election of all of its directors. Currently, at each Annual Meeting of Stockholders, directors are elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified or until the director’s earlier resignation or removal. Each director nominee named below, who is presently a member of the Company’s Board, has indicated to the Board that he or she will be available to serve on the Board if elected. All nominees have been recommended by the Company’s Nominating and Corporate Governance Committee.

The following table sets forth the name, age and principal occupation of the nominees for election at this Annual Meeting and the length of continuous service as a director of the Company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to iCAD and our Board.

Name	Age	Principal Occupation or Employment	Director Since
Dr. Lawrence Howard	64	Chairman of the Board of iCAD, Inc. and General Partner of Hudson Ventures, L.P.	2006

Kenneth Ferry	63	Chief Executive Officer of iCAD, Inc.	2006

Dr. Rachel Brem	58	Professor and Vice Chair, Department of Radiology, The George Washington University Medical Center	2004

Anthony Ecock	55	Managing Director, The Carlyle Group	2008

Dr. Robert Goodman	76	Professor of Radiation Oncology, University of Pennsylvania School of Medicine	2014

Steven Rappaport	68	Partner of RZ Capital, LLC	2006

Andrew Sassine	53	Director of Gemphire Therapeutics, Inc.	2015

Somu Subramaniam	63	Managing Partner of New Science Ventures	2010

Dr. Elliot Sussman	66	Chairman of The Villages Health and Professor of Medicine at the University of South Florida College of Medicine	2002

Dr. Lawrence Howard was appointed Chairman of the Board in 2007 and has been a director of the Company since November 2006. Dr. Howard has been, since March 1997, a general partner of Hudson Ventures, L.P. (formerly known as Hudson Partners, L.P.), a limited partnership that is the general partner of Hudson Venture Partners, L.P. (“HVP”), a limited partnership that is qualified as a small business investment company. Since March 1997, Dr. Howard has also been a managing member of Hudson Management Associates LLC, a limited liability company that provides management services to HVP. Since November 2000, Dr. Howard has been a General Partner of Hudson Venture Partners II, and a limited partner of Hudson Venture II, L.P. In September of 2016, Dr. Howard became a member of of the Board of Directors of Biocancell Ltd., an Israeli Company with a drug for the treatment of non-invasive bladder cancer, for which Biocancell is seeking FDA approval. In early 2017 Dr. Howard became chairman of the Board of Biocancell. We believe Dr. Howard’s qualifications to serve on our Board of Directors include his financial expertise and his understanding of our products and market.

Kenneth Ferry has served as the Company’s Chief Executive Officer since May 2006. He has over 25 years of experience in the healthcare technology field, with more than 10 years’ experience in senior management positions. Prior to joining the Company, from October 2003 to May 2006, Mr. Ferry was Senior Vice President and General Manager for the Global Patient Monitoring business for Philips Medical Systems, a leader in the medical imaging and patient monitoring systems business. In this role he was responsible for Research & Development, Marketing, Business Development, Supply Chain and Manufacturing, Quality and Regulatory, Finance and Human Resources. From September 2001 to October 2003, Mr. Ferry served as a Senior Vice President in the North America Field Organization of Philips Medical Systems. From 1983 to 2001, Mr. Ferry served in a number of management positions with Hewlett Packard Company, a global provider of products, technologies, software solutions and services to individual consumers and businesses and Agilent Technologies, Inc., a provider of core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. We believe Mr. Ferry’s qualifications to serve on our Board of Directors include his global executive leadership skills and significant experience as an executive in the healthcare industry.

Dr. Rachel Brem has been, since 2000, the Breast Cancer Program Leader at the George Washington University Cancer Center, Director of Breast Imaging and Intervention at The George Washington University Medical Center, Professor of Radiology and the Vice Chairman of the Department of Radiology. Dr. Brem has extensively published in topics related to breast cancer, and specifically in her areas of interest, which are new technologies for the earlier diagnosis of breast cancer. Dr. Brem is the recipient of Newsweek’s Best Cancer Doctors, Castle Connolly America’s Top Doctors and America’s Top Doctors for Cancer, Best of Washington Awards for Physicians and Surgeons, as well as Jewish Woman International’s Ten Women to Watch, the fellowship in the American College of Radiology and the Society of Breast Imaging. Dr. Brem is a nationally and internationally recognized expert on Breast Cancer. Dr. Brem is a member of the scientific advisory board of The Prevent Cancer Foundation as well as FORCE (Facing our risk of cancer, for women who are BR CA positive) and is a member of the Board of the Katzen Cancer Research Center. We believe Dr. Brem’s qualifications to serve on our Board of Directors include her expertise in the medical field specifically the diagnosis of breast cancer as well as her understanding of our products and market.

Anthony Ecock has been, since 2016, a Managing Director in the Carlyle Equity Opportunity Fund, a $2.4 billion middle market generalist fund within The Carlyle Group. Prior to joining Carlyle, Mr. Ecock started and built the operating partner team at Welsh, Carson, Anderson & Stowe (“WCAS”) which he joined in 2007. Before joining WCAS, Mr. Ecock served as VP and GM of Enterprise Sales for General Electric Healthcare, an $18 billion division. Prior to joining GE, he was SVP and GM Patient Monitoring at Philips, Agilent and Hewlett Packard. Mr. Ecock spent twelve years at the consulting firm Bain & Company, where he was a partner in strategy and operations and program director for consultant training. Prior to business school, Mr. Ecock was a senior financial analyst at Cummins Engine Company. Mr. Ecock has been Chairman of the Board of Aptuit, United Surgical Partners and Electronic Evidence Discovery. Mr. Ecock received his MBA from Harvard University, where he was a Baker Scholar, and his BS in Economics with majors in Finance and Accounting, with honors from The Wharton School. We believe Mr. Ecock’s qualifications to serve on our Board of Directors include his financial expertise and his years of experience in the healthcare and technology markets.

Dr. Robert Goodman is a Professor of Radiation Oncology and a physician member of the Business Development Group in the Radiation Oncology department at the University of Pennsylvania School of Medicine. From 2014 to 2016, Dr. Goodman served as senior advisor to the President at the Thomas Jefferson University in Philadelphia. From 2001 to 2014, Dr. Goodman served with Jersey City Radiation Oncology, and from 1998 to 2011 as chair of Radiation Oncology at St. Barnabas Medical Center. From 1977 to 1990, Dr. Goodman served as the Pancoast Professor and Chair of the Department of Radiation Oncology at the University of Pennsylvania. Dr. Goodman also has served as Acting Executive Director of the Hospital of the University of Pennsylvania. He has published extensively in the oncology literature in highly respected peer-reviewed journals and has co-authored a textbook on breast cancer. We believe Dr. Goodman’s qualifications to serve on our Board of Directors include his extensive clinical background and his business leadership experience.

Steven Rappaport has been a partner of RZ Capital, LLC since July 2002, a private investment firm that also provides administrative services for a limited number of clients. From March 1995 to July 2002, Mr. Rappaport was Director, President and Principal of Loanet, Inc., an online real-time accounting service used by brokers and institutions to support domestic and international securities borrowing and lending activities. Loanet, Inc. was acquired by SunGard Data Systems in May 2001. From March 1992 to December 1994, Mr. Rappaport was Executive Vice President of Metallurg, Inc. (“Metallurg”), a producer and seller of high quality specialty metals and alloys, and President of Metallurg’s subsidiary, Shieldalloy Corporation. He served as Director of Metallurg from 1985 to 1998. From March 1987 to March 1992, Mr. Rappaport was Director, Executive Vice President and Secretary of Telerate, Inc. (“Telerate”), an electronic distributor of financial information. Telerate was acquired by Dow Jones over a number of years commencing in 1985 and culminating in January 1990, when it became a wholly-owned subsidiary. Mr. Rappaport practiced corporate and tax law at the New York law firm of Hartman & Craven from August 1974 to March 1987. He became a partner in the firm in 1979. Mr. Rappaport is currently serving as an independent director of a number of open and closed end American Stock Exchange funds of which Credit Suisse serves as the investment adviser and a number of open and closed end mutual funds of which Aberdeen Investment Trust serves as the adviser. In addition, Mr. Rappaport serves as a director of several privately owned businesses and several not for profit organizations. We believe Mr. Rappaport’s qualifications to serve on our Board of Directors include his extensive financial and legal expertise combined with his experience as an executive officer, partner and director.

Andy Sassine has served in various positions at Fidelity Investments from 1999 to 2012, rising to the position of Portfolio Manager. Prior to joining Fidelity, he served as a vice president in the Acquisition Finance Group at Fleet National Bank. Mr. Sassine serves on the board of directors of Gemphire Therapeutics, Inc., a NASDAQ traded, clinical-stage biopharma focusing on developing and commercializing therapies for Dyslipidemia and NASH. Mr. Sassine previously served on the boards of MYnd Analytics, Inc., Acorn energy, Freedom Meditech, Inc., and MD Revolution. Mr. Sassine has been a member of the Henry B. Tippie College of Business, University of Iowa Board of Advisors since 2009 and served on the Board of Trustees at the Clarke Schools for Hearing and Speech from 2009 through 2014. Mr. Sassine holds a Bachelor of Arts degree from the University of Iowa and an MBA from the Wharton School at the University of Pennsylvania. We believe Mr. Sassine’s extensive knowledge and experience as a fund manager and board member of other companies of a similar size to our company qualifies him to serve as a member of our Board of Directors.

Somu Subramaniam is currently a Managing Partner and co-founder of New Science Ventures, a New York-based venture capital firm that invests in both early and late stage companies, using novel scientific approaches to address significant unmet needs and create order of magnitude improvements in performance. He serves on the Board of Directors of Achronix Semiconductor Corporation, Alexar Therapeutics, Ario Pharmaceuticals, Cambridge Epigenetix, Dali Wireless, Dezima Pharma, Juventas Therapeutics, Oxyrane, Resolve Therapeutics, Svelte Medical Systems, TigerText, Vaultive, Vascular Therapeutics and iCAD. Somu has also served on the Boards of Ception (acquired by Cephalon), BioVex (acquired by Amgen), Lightwire (acquired by Cisco). Prior to starting New Science Ventures in 2004, Mr. Subramaniam was a Director at McKinsey & Co. and at various times led their Strategy Practice, Technology Practice and Healthcare Practice. While at McKinsey, he advised leading multinational companies in the pharmaceuticals, medical devices, biotechnology, photonics, software and semiconductor industries. He was also a member of McKinsey’s Investment Committee. We believe Mr. Subramaniam’s qualifications to serve on our Board include his extensive financial and legal expertise combined with his experience as an executive officer, partner and director.

Dr. Elliot Sussman is currently a Chairman of The Villages Health and Professor of Medicine at the University of South Florida College of Medicine. From 1993 to 2010, Dr. Sussman served as President and Chief Executive Officer of Lehigh Valley Health Network. Dr. Sussman served as a Fellow in General Medicine and a Robert Wood Johnson Clinical Scholar at the University of Pennsylvania, and trained as a resident at the Hospital of the University of Pennsylvania. Dr. Sussman is a director and the Chairperson of the compensation committee of the Board of Directors of Universal Health Realty Income Trust, a public company involved in real estate investment trust primarily engaged in investing in healthcare and human service-related facilities. We believe Dr. Sussman’s qualifications to serve on our Board include his experience as a Chief Executive Officer of a leading healthcare network, combined with his medical background and his understanding of our products and market.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SPECIFIED ABOVE.

CORPORATE GOVERNANCE

The Board of Directors and Director Independence

The Board currently consists of nine members. The Board has determined that all the non-employee directors meet the director independence requirements under the applicable listing rules of The NASDAQ Stock Market LLC (“NASDAQ”).

Leadership Structure

The Board believes that the Company and its stockholders are best served by having a Board Chairman whose duties are separate from those of the Chief Executive Officer. In accordance with our Amended and Restated By-Laws (“By-Laws”), our Board appoints our Chief Executive Officer and our Board Chairman. The Chairman is selected from among the directors.

Board Oversight of Risk

The Board’s role

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of the executive management team on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, transactional and reputational risks. The full Board receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.

Risk Assessment in Compensation Policies and Practices for Employees

The Compensation Committee reviewed the elements of our compensation policies and practices for all of our employees, including our named executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee concluded that the following features of our compensation programs guard against excessive risk-taking:

•	compensation programs provide a balanced mix of short-term and longer-term incentives;

•	base salaries are consistent with employees’ duties and responsibilities;

•	cash incentive awards are capped by the Compensation Committee;

•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals;

•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation;

•	our clawback policy provides our Board the ability to recoup any erroneously awarded performance-based compensation from executive officers on account of intentional misconduct; and

•	our robust stock ownership guidelines for executive officers provide alignment with shareholder interests.

The Compensation Committee believes that, for all of our employees, including our named executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our Company.

Board Committees

The Board has three standing committees: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Nominating and Corporate Governance Committee. The committees are comprised solely of persons who meet the definition of an “independent director” under the NASDAQ Listing Rules. In addition, the Board has determined that each member of the Audit Committee meets NASDAQ independence requirements applicable to members of an audit committee. The Board of Directors has also determined that members of the Compensation Committee meet additional independence requirements under the NASDAQ Listing Rules for members of a compensation committee.

The Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee operate under written charters adopted by the Board. A copy of our Nominating and Corporate Governance Committee Charter, our Audit Committee Charter and our Compensation Committee Charter are available on our website, at the following address: http://www.icadmed.com/governance.html. Information on our website does not constitute a part of this proxy statement.

Audit Committee

The Audit Committee, among other things, selects the firm to be appointed as the independent registered public accounting firm to audit our financial statements and reviews and discusses the scope and results of each audit with the independent registered public accounting firm and with management. The responsibilities of the Audit Committee are further described in the Audit Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.icadmed.com and accessible via the “Corporate Governance” page.

The Audit Committee held four meetings during 2016. The Audit Committee consists of Mr. Rappaport, Chairperson, and Mr. Ecock and Dr. Sussman. The Board has determined that Mr. Rappaport qualifies as the Audit Committee’s “financial expert” under applicable SEC rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, developing and recommending to the Board corporate governance policies for iCAD, establishing procedures for the director nomination process and recommending nominees for election to the Board. The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.icadmed.com and accessible via the “Corporate Governance” page. The Nominating and Corporate Governance Committee held one meeting during 2016. The Nominating and Corporate Governance Committee consists of Mr. Ecock, Chairperson, and Dr. Brem and Mr. Subramaniam.

Compensation Committee

The Compensation Committee is responsible for, among other things, assisting the Board in overseeing our executive compensation strategy and reviewing and approving the compensation of our executive officers and administering our various stock option and incentive plans. The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.icadmed.com and accessible via the “Corporate Governance” page. The Compensation Committee held five meetings during 2016.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Dr. Sussman (Chairperson), Dr. Brem, Dr. Howard and Mr. Subramaniam during the fiscal year ended December 31, 2016. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2016 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 31, 2016, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Board and Committee Meetings and Attendance at Annual Meeting of Stockholders

During the fiscal year ended December 31, 2016, the Board held 4 meetings. In addition, the Board took action by unanimous written consent in lieu of meetings. During 2016, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (1) the total number of meetings of the Board; and (2) the total number of meetings of all Board committees on which they served.

The Company’s current policy strongly encourages that all of its directors attend all Board and Committee meetings and the Company’s Annual Meeting of Stockholders, absent extenuating circumstances that would prevent their attendance. one of the then serving directors attended last year’s Annual Meeting of Stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers, our directors, and persons who own more than 10 percent of our common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, we believe that during the year ended December 31, 2016, our officers, directors, and greater than 10% beneficial stockholders timely complied with all filing requirements applicable to them.

CODE OF BUSINESS CONDUCT AND ETHICS

iCAD has developed and adopted a comprehensive Code of Business Conduct and Ethics to cover all employees. Copies of the Code of Business Conduct and Ethics can be obtained on our website: http://www.icadmed.com/governance.html, or without charge, upon written request, addressed to:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

Attention: Corporate Secretary

COMMUNICATIONS WITH THE BOARD

The Board, through its Nominating and Corporate Governance Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board individually or as a group by writing to: The Board of Directors of iCAD, Inc. c/o Corporate Secretary, 98 Spit Brook Road, Suite 100, Nashua, NH 03062. Stockholders should identify their communication as being from an iCAD stockholder. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by an iCAD stockholder before transmitting the communication to the Board.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholders wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, iCAD, Inc., 98 Spit Brook, Suite 100, Nashua, NH 03062.

The Nominating and Corporate Governance Committee will consider nominees recommended by iCAD stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications, and complies with the procedures set forth below under “Deadline and Procedures for Submitting Board Nominations”. In addition, the recommendation must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under applicable NASDAQ Listing Rules, or, alternatively, a statement that the recommended candidate would not be so barred. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive. A recommendation which does not comply with the above requirements will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Nominating and Corporate Governance Committee. When reviewing candidates to our Board, the Nominating and Corporate Governance Committee considers the evolving needs of the Board and seeks candidates that fill any current or anticipated future needs. The Nominating and Corporate Governance Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for iCAD. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Nominating and Corporate Governance Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to iCAD. Such persons should not have commitments that would conflict with the time commitments of a director of iCAD. Such persons shall have other characteristics considered appropriate for membership on the Board, as determined by the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials in the context of the foregoing standards.

DEADLINE AND PROCEDURES FOR SUBMITTING BOARD NOMINATIONS

Our By-Laws requires a stockholder wishing to nominate a candidate for election to our Board at a meeting of our stockholders to give written notice, containing the required information specified below, that must be delivered personally to or mailed to and received by our Corporate Secretary at our principal executive offices (currently located at 98 Spit Brook Road, Suite 100, Nashua, NH 03062), not less than 50 days nor more than 75 days prior to the meeting; provided, however, that, in the event that we give less than 65 days’ notice or prior public disclosure of the date of the meeting to our stockholders, notice by the stockholder to be timely must be received by our Corporate Secretary not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) such public disclosure was made. Any such notice must set forth: (i) the name and record address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class or series and number of shares of our stock which are held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by such stockholder; (v) the name, age, business address and residence address of the nominee and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed by us pursuant to the proxy rules of the SEC, had each nominee been nominated, or intended to be nominated by our Board; and (vi) the written consent of each nominee to serve as our director, if so elected.

COMPENSATION OF DIRECTORS

Director Compensation in Fiscal 2016

Compensation of directors is determined by the Board of Directors in conjunction with recommendations made by the Compensation Committee. The Board of Directors has approved a compensation structure for non-employee directors consisting of a cash retainer, an annual equity award and, for Board members serving on a committee, an additional cash retainer. Directors who are our employees are not compensated for their services as directors.

Board and Committee Retainers

For fiscal 2016, annual cash compensation for non-employee directors was as follows:

Position	Annual Retainer
Chairman of the Board	$65,000
Non-Employee Director (other than the Chair)	$35,000

Additional retainers for each non-employee director who served on one or more Board committees in 2016 were as follows:

Position	Annual Retainer
Audit Committee
Chair	$15,000
Member	$7,500
Compensation Committee
Chair	$10,000
Member	$5,000
Nominating and Governance Committee
Chair	$5,000
Member	$2,500

Cash payments were made in quarterly installments for the first three quarters of 2016. In November 2016, the Compensation Committee determined to provide directors an option to elect to receive their compensation for the fourth quarter of 2016 in the form of either: (i) cash, or (ii) a restricted stock award of fully-vested shares based on the closing price of the Company’s common stock on the last trading day of the fourth quarter of 2016. For the fourth quarter of 2016, one director elected to receive compensation in cash. The remainder of the directors opted to receive their compensation in the form of a restricted stock award of fully-vested shares.

Further, the Compensation Committee determined that on a go-forward basis, directors shall elect to receive his or her quarterly Board compensation in (i) Quarterly Restricted Stock based on the cash equivalent of the closing price of the Company’s common stock on the last trading day of each quarter, or (ii) Quarterly Stock Options, with an exercise price based on the closing price of the Company’s common stock on the last trading day of each quarter and the number of shares subject to such Quarterly Stock Option shall be determined based on the Black-Scholes valuation. For 2017, one director elected to receive their compensation in the form of quarterly stock options, the remainder of the directors elected to receive their compensation in the form of Quarterly Restricted Stock.

Annual Equity Compensation

On January 4, 2016, each non-employee director received an award of 4,000 shares of restricted stock. The shares vested on the one year anniversary of the date of grant.

Stock Ownership Guidelines for Non-Employee Directors

We believe that stock ownership by our non-employee directors aligns the interests of our directors with the long-term interests of our stockholders. Accordingly, the Company has adopted stock ownership guidelines for non-employee directors, whereby each non-employee director is expected to own 30,000 shares within five years of initial election or five years from the adoption of the guideline, whichever is later. Only shares owned outright are credited toward the ownership goals.

2016 Director Compensation Table

DIRECTOR COMPENSATION

Name (2)	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Stock Awards (2) ($)	Total ($)
Dr. Lawrence Howard	50,783	—	38,139	88,922
Dr . Rachel Brem	31,875	—	31,264	63,139
Anthony Ecock	37,500	—	33,140	70,640
Dr . Robert Goodman	35,000	—	20,640	55,640
Steven Rappaport	43,125	—	35,016	78,141
Andrew Sassine	26,250	—	29,391	55,641
Somu Subramaniam	35,625	—	32,515	68,140
Dr . Elliot Sussman	43,125	—	35,016	78,141

1)	The amounts included in the “Option Awards” column represents the grant date fair value of the stock option awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 6 to our Consolidated financial statements on Form 10K for the fiscal year ended December 31, 2016. Options granted to directors in 2015 vest on the anniversary of the grant date.

As of December 31, 2016, the aggregate number of exercisable and unexercised stock options held by each person who was a non-employee director was as follows: Dr. Howard – 12,900; Dr. Brem – 22,346; Mr. Ecock – 15,900; Dr. Goodman – 12,883; Mr. Rappaport – 18,150; Mr. Sassine – 5,358; Mr. Subramaniam – 15,900 and Dr. Sussman – 61,379.

2)	The amounts included in the “Stock Awards” column represents the grant date fair value of the restricted stock awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 6 to our Consolidated financial statements on Form 10K. Shares granted to directors in 2016 vest on the anniversary of the grant date. Stock awards for 2016 includes awards to directors in lieu of cash compensation for the fourth quarter of 2016.

As of December 31, 2016, the aggregate number of unvested restricted shares held by each person who was a non-employee director was as follows: Dr. Howard – 4,000; Dr. Brem – 4,000; Mr. Ecock – 4,000; Dr. Goodman – 4·,000; Mr. Rappaport 4,000; Mr. Sassine – 4,000; Mr. Subramaniam – 4,000 and Dr. Sussman – 4,000.

EXECUTIVE OFFICERS

All officers serve at the direction of our Board. The Board appoints our officers.

In addition to Mr. Ferry, our Chief Executive Officer, our other executive officers are; Mr. Christopher, our Chief Financial Officer, and Ms. Stacey Stevens, our Executive Vice President, Chief Strategy and Commercial Officer.

Richard Christopher is the Company’s Executive Vice President and Chief Financial Officer. Previously, Mr. Christopher served as Chief Financial and Operating Officer of Caliber Imaging & Diagnostics, Inc., a medical technologies company that designs, develops and markets microscopes and other proprietary software. From March 2014 to October 2015, Mr. Christopher served as Chief Financial Officer of Caliber Imaging & Diagnostics, Inc. From December 2000 to April 2013, Mr. Christopher worked for DUSA Pharmaceuticals, Inc., a vertically integrated specialty dermatology company. During his time at DUSA Pharmaceuticals, Inc., Mr. Christopher served as Vice President, Financial Planning and Business Analysis, Vice President, Finance and Chief Financial Officer and Director of Financial Planning and Business Analysis. Mr. Christopher graduated from Suffolk University with a Masters of Science Degree in Accounting and from Bentley University with a Bachelor of Science Degree in Finance.

Stacey Stevens is now the Company’s Executive Vice President, Chief Strategy and Commercial Officer. Ms. Stevens previously served as the Company’s Senior Vice President of Marketing and Strategy from June 2006 to February 2016. Prior to joining iCAD, Ms. Stevens’ experience included a variety of sales, business development, and marketing management positions with Philips Medical Systems, Agilent Technologies, Inc. and Hewlett Packard’s Healthcare Solutions Group (which was acquired in 2001 by Philips Medical Systems). From February 2005 until joining the Company she was Vice President, Marketing Planning at Philips Medical Systems, where she was responsible for the leadership of all global marketing planning functions for Philips’ Healthcare Business. From 2003 to January 2005, she was Vice President of Marketing for the Cardiac and Monitoring Systems Business Unit of Philips where she was responsible for all marketing and certain direct sales activities for the America’s Field Operation. Prior to that, Ms. Stevens held several key marketing management positions in the Ultrasound Business Unit of Hewlett-Packard/Agilent and Philips Medical Systems. Ms. Stevens earned a Bachelor of Arts Degree in Political Science from the University of New Hampshire, and an MBA from Boston University’s Graduate School of Management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide stockholders an understanding of our compensation philosophy, core principles and decision making process for determining compensation for our named executive officers (“NEOs”) for fiscal 2016.

Our NEOs for Fiscal 2016:

Current Officers:

Name	Title

Kenneth Ferry	Chief Executive Officer

Richard Christopher	Executive Vice President, Chief Financial Officer

Stacey Stevens	Executive Vice President, Chief Strategy and Commercial Officer

Former Officers:

Name	Title

Richard Areglado	Vice President and Corporate Controller, and Former Interim Chief Financial Officer

Kevin Burns	Former President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

This Compensation Discussion and Analysis is designed to provide stockholders an understanding of our compensation philosophy, core principles and decision making process for determining compensation for our named executive officers (“NEOs”) for fiscal 2016.

The following discussion cross-references those specific tabular and narrative disclosures that appear following this subsection where appropriate. You should read this Compensation Discussion and Analysis in conjunction with such tabular and narrative disclosures.

Executive Summary:

2016 Financial and Operational Highlights

In 2016, we remained focused on strategic initiatives for the Company’s key growth drivers.

Key highlights included:

•	Completed a highly successful U.S. clinical reader study that achieved a primary and secondary endpoint using our 3D tomosynthesis software.

•	Launched breast tomosynthesis cancer detection software solution at the European Congress of Radiology meeting in March 2016.

•	Received a CE Mark in Europe for our 3D tomosynthesis detection software in April 2016.

•	Submitted final premarket approval (PMA) module for U.S. Food and Drug Administration (FDA) approval for our 3D tomosynthesis detection software during 2016, which was approved by the FDA in March 2017.

•	Introduced SMART platform and software solution with extended-life X-ray source for Xoft® Axxent® Electronic Brachytherapy (eBx®) System® at the American Academy of Dermatology Meeting in March 2016. The SMART platform reduces the cost of ownership and delivery of Xoft eBx treatments for customers.

•	Continued to invest in clinical studies to build the long-term data required in support of a CPT 1 code for the XOFT eBx system for the treatment of skin cancer.

•	Increased adoption of dermatology practices offering skin eBx for the treatment of non-melanoma skin cancer.

•	Continued to expand adoption and clinical validation of IORT and GYN in the U.S. and international markets.

“Say on Pay” Outcome and Stockholder Outreach Efforts

In May 2016, the Board of Directors and management were extremely disappointed not to receive majority support for our Say on Pay proposal. In response, we committed to engaging with our shareholders to understand investor concerns and preferences regarding our executive compensation program.

We contacted 14 of our largest shareholders owning approximately 29% of our outstanding shares to seek feedback and discuss business topics. Outreach discussions were conducted by management with the participation of the Compensation Committee members and the Committee Chair.

Investors identified the following key concerns:

Identified Stockholder Concern	Actions Taken
No shareholder outreach following 2015 Say on Pay vote result	Proactively initiated outreach efforts following 2016 Say on Pay outcome (prior to receiving this feedback)

No equity that vests on the basis of performance	November 2016 equity awards to Mr. Ferry and Ms. Stevens, and the December 2016 equity award to Mr. Christopher consisted of 50% performance-based restricted stock units based on 2017 corporate revenue growth, and subject to two years of subsequent time-based vesting

Cash bonus performance metrics lack diversity	Cash bonus performance metrics for fiscal year 2017 have been approved and include the following corporate financial targets: EBITDA target – 50% Revenue Growth – 50%

Single-trigger change-in-control payouts	Employment agreements with our named executive officers provide double trigger provisions for equity vesting on a change of control.

Lack of a compensation clawback policy and stock ownership guidelines	In 2017, our Compensation Committee adopted a clawback policy applicable to our executive officers, and stock ownership guidelines for executive officers and non-employee directors.

Key Compensation Governance Attributes

The following are best practices of our executive compensation program:

	What We Do		What We Don’t Do
✓ ✓ ✓ ✓ ✓ ✓

Consult an independent compensation consultant

Conduct an annual risk assessment of our pay practices

Solicit shareholder input and incorporate feedback into decision-making process

Use a “double-trigger” for accelerated equity vesting upon a change in control for current named executive officers

Clawback policy for executive officers

Stock ownership guidelines for executive officers and non-employee directors

× × × × × × ×

No tax gross-up provisions

No guaranteed salary increases or bonuses

No excessive perquisites to NEOs

No pension plans or other post-employment benefit plans

No severance multipliers in excess of 2x pay

No hedging or pledging of Company stock

No option repricing without stockholder approval, or option backdating

Compensation Decision Making Process

Executive Compensation Philosophy and Objectives

The Compensation Committee’s executive compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the named executive officers with the interests of the stockholders. In order to accomplish this we offer a competitive total compensation package that consists of: base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

The Compensation Committee believes that compensation for the named executive officers should be based on our performance, as the performance of the named executive officers directly affects our results. Therefore, the Compensation Committee typically has developed variable compensation packages for the named executive officers that are largely based on Company financial performance. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our named executive officers.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the named executive officers.

How We Determine NEO Compensation

Role of the Compensation Committee. All compensation for our named executive officers is reviewed and recommended to the Board of Directors by the Compensation Committee of our Board, which is composed only of independent directors. The Compensation Committee is responsible for reviewing the performance and establishing the total compensation of our named executive officers on an annual basis. The Compensation Committee hires an independent consultant to assist in determining compensation levels. The Compensation Committee discusses compensation matters as part of regularly scheduled meetings. The Compensation Committee administers compensation plans for our named executive officers and is responsible for recommending base salary and grants of equity awards under our stock incentive plans to the Board for approval. The Compensation Committee has a formal written charter which is available on our website.

Role of our CEO. Our Chief Executive Officer annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards for himself and the other named executive officers. Such recommendations are considered by the Compensation Committee; however, the Compensation Committee retains full discretion and authority over the final compensation decisions for the named executive officers, subject to approval by the Board.

Role of our Independent Compensation Consultant. The Compensation Committee has the authority to engage independent compensation consultants. The Compensation Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the Compensation Committee in determining the compensation and benefits for the named executive officers.

During 2015, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, to review and benchmark executive compensation. The consultant reviewed the compensation for the named executive officers and compared their base salary, target bonus opportunity and equity participation to a peer group and survey data of comparably sized industry comparators. The Compensation Committee considered the findings of the compensation consultant in evaluating executive compensation for 2015.

The Compensation Committee retained Pearl Meyer in 2016 for general executive compensation support, including but not limited to developing a long-term incentive award strategy, developing a competitive employment offer for our new Chief Financial Officer, crafting a strategy to respond to shareholder outreach feedback, and determining performance metrics for the 2017 annual cash bonus.

Use of Peer Group and Market Data

In January 2015, the Compensation Committee engaged Pearl Meyer to assess the competitiveness of the Company’s executive compensation. Pearl Meyer determined and the Compensation Committee approved the following peer group companies with respect to benchmarking the executive compensation.

Bovie Medical Corporation Digirad Corporation ERBA Diagnostics, Inc. IRIDEX Corporation LeMaitre Vascular, Inc. MGC Diagnostics Corporation	Simulations Plus, Inc. Stererotaxis Inc. Streamline Health Solutions, Inc. SurModics, Inc. Tandem Diabetes Care, Inc. Veracyte, Inc.

For 2016, Pearl Meyer used the same peer group to monitor competitive market pay practices and inform decisions pertaining to our long-term incentive award strategy.

Compensation Committee Report

The Compensation Committee met with management and reviewed and discussed with management the Compensation Discussion and Analysis. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement of the Company.

The information contained in this Compensation Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we may specifically incorporate it by reference into a future filing.

Compensation Committee

Dr. Elliot Sussman (Chairperson), Dr. Rachel Brem, Dr. Lawrence Howard, Mr. Somu Subramaniam

Elements of Executive Compensation

The Compensation Committee establishes a total targeted cash compensation amount for each named executive officer, which included base salary and non-equity incentive compensation, intended to be an incentive for the named executive officers to achieve the targeted financial results for our business and to compensate the named executive officers appropriately if they successfully achieved such performance. The elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A portion of the executives’ compensation is at-risk, and equity-based compensation includes a mix of incentives that vest subject to time or a combination of Company performance and time, tying the executive to both our short-term and long-term success.

The Compensation Committee also considers each named executive officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Our executive compensation program consists of the following annual elements:

Element	Description

Base Salary	Fixed annual cash amount to attract and retain top talent

Annual Cash Bonus	At-risk variable incentive compensation to reward for achievement of goals set by the board

Long-Term Incentive Awards	Equity-based compensation that supports retention, incentivizes performance and promotes stockholder alignment

Select Benefits and Perquisites	Benefits such as health insurance, 401(k) and automobile allowances to remain competitive in our industry

Fiscal 2016 Compensation Program in Detail

Base Salaries

Salaries are established based on the individual responsibilities of the named executive officers in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other named executive officers. The Company does not provide for automatic salary increases.

The Compensation Committee established the following base salaries for the named executive officers in fiscal 2016 as follows:

Executive	2015 Annualized Base Salary	2016 Annualized Base Salary	Percent Increase
Kenneth Ferry	$455,000	$455,000	0%
Richard Christopher (1)	N/A	$285,000	N/A
Stacey Stevens	$283,000	$283,000	0%
Kevin Burns (2)	$325,000	$325,000	0%
(1)	2016 new hire.
(2)	Mr. Burns resigned effective September 23, 2016.

Annual Bonus (Non-Equity Incentive Compensation)

Annually, at the beginning of each fiscal year, the Compensation Committee establishes a non-equity incentive compensation plan as a tool to incentivize the named executive officers to achieve certain Company goals for the forthcoming fiscal year. Cash payments under this plan are typically paid in arrears on an annual basis if the financial performance goals are met, or at the board’s discretion, taking into account various subjective factors, including individual performance evaluations with regard to our operating performance and execution on plans as presented to the Board. The Compensation Committee sets the financial objectives in the plan at levels which the Committee believes are achievable, but not assured, and such objectives are in line with both the short-term and long-term interests of the stockholders.

The compensation plan provided for the payment to the named executive officers of a percentage payout of the individuals’ respective base salary, which payouts can be earned upon achieving the goals established by the Compensation Committee. The 2016 non-equity incentive compensation targets were based on achieving certain adjusted EBITDA goals as follows:

	Target	Actual 2016 Performance
Performance Measure: Adjusted EBITDA	($3,922,000)	($4,373,000)
Payout Percentage (as percent of target)	100%	89%

For a reconciliation of adjusted EBITDA, please see the Company’s earnings release for the year ended December 31, 2016, filed on Form 8-K on March 9, 2017. Actual 2016 performance excludes bonus expense.

Each executive’s target bonus amount is set as a percentage of base salary, with possible payouts ranging from 100% of target to 0% of target. In February 2017, after approving payouts of 89% of target, the Board of Directors determined to issue shares of common stock in lieu of cash bonus payments for cash conservation purposes. The shares were issued in May 2017 and the number of shares was determined based on the stock price of the Company at the date of issuance. Bonus opportunities and actual payouts were as follows:

Executive	2016 Target Bonus Percentage (% Salary)	2016 Cash Incentive at Target	Payout Percentage of Target	Cash Value of Payout Percentage to be issued in shares
Kenneth Ferry	55%	$250,250	89%	$222,723
Richard Christopher (1)	40%	$8,770	89%	$7,892
Stacey Stevens	40%	$113,200	89%	$100,748
Kevin Burns (2)	50%	$162,500	0%	$0
(1)	Cash incentive target prorated for 2016.
(2)	Mr. Burns resigned effective September 23, 2016.

Long-Term Equity Incentive Compensation

The Compensation Committee makes recommendations to the Board regarding the granting to executives of equity awards under our stock incentive plans. The Compensation Committee has the ability and flexibility under the various plans to determine from time to time the specific type of award and the terms and conditions related thereto that the Compensation Committee believes are best designed at that time to provide a strong incentive for senior management’s superior performance and continued service to us. The incentive plans provide for grants of stock options and shares of restricted stock or units – either time- or performance-based. The Compensation Committee believes that properly structured long-term equity awards can encourage executive retention as such awards are made subject to vesting and continued employment by the recipient. Long-term equity awards may be granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success.

The terms of these equity awards generally provide time-based vesting provisions and require the recipient remain employed to obtain such awards on the vesting date(s). In the event of a stock dividend, recapitalization, reclassification, split, or a combination of shares of the Company, an appropriate adjustment shall be made by the Company, in the number, kind, and/or option price of the awarded shares to the end that the proportionate interest of the holder will be maintained as before the occurrence of such event. In the event of a merger or consolidation of the Company or other similar corporate changes, provisions may be made by the Board for the assumption or substitution of the awarded shares. See the narrative description below for each of our named executive officer’s arrangements regarding vesting on a change of control.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the named executive officers or our other employees. Grants are made periodically, based on individual performance, and other criteria deemed relevant by the Compensation Committee and approved by the Board at the time awards are made.

2016 Equity Awards.

On October 18, 2016, the Compensation Committee recommended for approval to the Board, and the Board approved equity awards to Mr. Ferry and Ms. Stevens. Subsequently, the Compensation Committee approved equity awards to Mr. Christopher upon his hire in December 2016. The awards to each of these NEOs were granted in the form of equity as follows:

•	50% in time-based restricted stock, which vest in three equal installments on each of the first three anniversaries of the grant date.

•	50% in performance-based restricted stock units (“PSUs”), which will be earned based on 2017 corporate revenue growth. If we fail to meet the performance threshold, all of the PSUs will be forfeited. The award can be earned from up to 167% of target for performance between threshold and maximum. Upon certification by the Compensation Committee of achievement of the performance metrics for 2017, One-third of earned shares will vest. The remaining two thirds will vest in equal annual installments on the first and second anniversaries of the date of performance certification by the Compensation Committee.

Executive	Grant Date		# of Time-Based Restricted Shares	# of Performance- Based PSUs
Kenneth Ferry	10/18/16		75,000	75,000
Richard Christopher*	12/5/16	*	50,000	50,000
Stacey Stevens	10/18/16		37,500	37,500
*	Upon hire

Benefits

We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the named executive officers. These benefits do not discriminate in scope, terms or operation in favor of the named executive officers.

Perquisites

We provide the named executive officers with an annual automobile allowance and, in addition, a housing allowance for Mr. Ferry, which the Compensation Committee believes is reasonable, competitive and consistent with our overall executive compensation program.

Compensation Policies and Practices

Clawback Policy

Under our clawback policy, if our Board determines that an executive officer engaged in intentional misconduct leading to a material financial reporting restatement or intentional misconduct leading to erroneous performance information and calculations, then the Board may review all performance-based compensation awarded to or earned by that officer on the basis of performance during the fiscal periods materially affected. If, in the view of our Board, the performance-based compensation would have been lower if not for the intentional misconduct, then the Board may, to the extent permitted by applicable law, seek recoupment from that officer of any performance-based compensation exceeding the amount that would have been paid had financial results been correctly stated or calculated, as determined by the Board.

Stock Ownership Guidelines for Executive Officers

Our Board believes that our officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders. In July 2017, we adopted stock ownership guidelines for our executive officers. Our CEO is expected to own a minimum of 300,000 shares and other executive officers are expected to own a minimum of 100,000 shares, within five years of employment, the date of becoming an executive officer, or five years from the adoption of the guideline, whichever is latest. Only shares owned outright are credited toward the ownership goals.

Employment Agreements and Severance and Change in Control Agreements

We have employment agreements with certain of our named executive officers. Those agreements provide each named executive officer with certain benefits upon termination of employment as noted for each individual, as well as indemnification rights. Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and we have separate indemnification agreements with our directors and certain officers. We maintain directors and officers insurance coverage. We also have a Severance and Change in Control Agreement with our Former Interim Chief Financial Officer.

Mr. Kenneth Ferry, our Chief Executive Officer.

On December 22, 2016, we entered into a new employment agreement with Mr. Ferry. This agreement replaced and superseded the previous employment agreement entered into between us and Mr. Ferry on September 25, 2012. Mr. Ferry’s employment agreement provides for his continued employment as the Company’s Chief Executive Officer for an initial term through December 31, 2018, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $455,000. The agreement also provides for his eligibility to receive, during each employment year during the term of the Agreement, a target annual incentive bonus of 55% of his base salary if the Company achieves goals and objectives determined by the Compensation Committee. Mr. Ferry is also eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to him by the Board.

Mr. Ferry is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile and housing allowance. Mr. Ferry’s employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason”, then: (i) he will continue to receive an amount equal to his base salary for the course of 24 months from the date of his termination; (ii) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination; and (iii) he will receive continued health benefits for 18 months.

In the event that within 12 months of a “change in control”, either (i) Mr. Ferry is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason”, as all such terms are defined in Mr. Ferry’s employment agreement, then: (A) he will continue to receive an amount equal to his base salary for the period of 24 months from the date of his termination; (B) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination, and (C) all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

On October 18, 2016, the Company’s Board, upon the recommendation and approval of the Compensation Committee granted Mr. Ferry 75,000 time-based restricted shares, and 75,000 PSUs subject to subsequent time-based vesting, if deemed earned.

Mr. Richard Christopher, our Executive Vice President, Chief Financial Officer

On November 4, 2016, we entered into a new employment agreement, effective December 5, 2016 with Mr. Christopher. Mr. Christopher’s employment agreement provides for his employment for an initial term ending December 31, 2019, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $285,000 with such increases as determined by the Board. Mr. Christopher is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Mr. Christopher’s employment agreement also provides for his eligibility to receive, during each year during the term of the agreement, a target annual incentive bonus of 40% of his base salary if we achieve goals and objectives determined by the Board. Mr. Christopher will also be eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to him by the Board.

Mr. Christopher’s employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason,” then: (i) he will continue to receive an amount equal to his base salary for the period of 12 months from the date of his termination; (ii) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination; (iii) he will receive continued health benefits for 12 months; and (iv) all earned but unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

In the event that within six months of a “change in control”, either (i) Mr. Christopher is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason,” as all such terms are defined in his employment agreement, then: (i) he will continue to receive an amount equal to his base salary for the course of 18 months from the date of his termination; (ii) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination, and (iii) all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

On December 5, 2016, the Company’s Board, upon the recommendation and approval of the Compensation Committee granted Mr. Christopher 50,000 time-based restricted shares, and 50,000 PSUs subject to subsequent time-based vesting, if deemed earned.

Ms. Stacey Stevens, our Executive Vice President, Chief Strategy and Commercial Officer

On June 25, 2008, we entered into a new employment agreement, with Ms. Stevens, which provides for her employment for an initial term thru December 31, 2011, wiht automatic one-year renewals after the expiration of the initial term under certain conditions. Ms. Stevens is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Ms. Stevens’ employment agreement also provides for her eligibility to receive, during each year during the term of the agreement, a target annual incentive bonus of 40% of her base salary if we achieve goals and objectives determined by the Board. Ms. Stevens will also be eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to her by the Board.

Ms. Stevens’ employment agreement provides that if her employment is terminated without “cause” then: (i) she will continue to receive an amount equal to her base salary for the period of 12 months from the date of her termination; (ii) she will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of her termination; and (iii) she will receive continued health benefits for 12 months.

On December 22, 2016, we amended Ms. Stevens employment agreement to provide that in the event that within three months of a “change in control”, Ms. Stevens is terminated by the Company without “cause,” as defined in her employment agreement, then: (i) she will continue to receive an amount equal to her base salary for the course of 18 months from the date of her termination; (ii) she will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of her termination; and (iii) all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

On February 5, 2015, the Board, upon the recommendation and approval of the Compensation Committee, increased Ms. Stevens’ annual base salary to $283,000 effective March 1, 2015.

On October 18, 2016, the Company’s Board, upon the recommendation and approval of the Compensation Committee granted Ms. Stevens 37,500 time-based restricted shares, and 37,500 PSUs subject to subsequent time-based vesting, if deemed earned.

Mr. Richard Areglado, our Vice President and Corporate Controller, and Former Interim Chief Financial Officer

On September 12, 2016, the Company entered into a severance and change in control agreement with Mr. Areglado that provides for certain benefits under various termination scenarios. The agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason,” as such terms are defined in the agreement, then: (i) he will continue to receive an amount equal to his base salary for the period of six months from the date of his termination; and (ii) he will receive continued health benefits for six months from the date of his termination.

In the event that within six months of a “change in control”, either (i) Mr. Areglado is terminated by the Company without “cause” or (ii) he terminates his employment for “good reason,” as all such terms are defined in his employment agreement, then: (i) he will continue to receive an amount equal to his base salary for the period of six months from the date of his termination; and (ii) he will receive continued health benefits for six months from the date of his termination. Mr. Areglado’s base compensation and cash bonus remained unchanged during the period he served as Interim Chief Financial Officer.

Mr. Kevin Burns, our Former President, Chief Financial Officer and Chief Operating Officer

On April 26, 2011, as amended on November 21, 2013 and February 5, 2015 the Company entered into an employment agreement with Mr. Burns that provided for his employment as the Company’s Executive Vice President, Chief Financial Officer and Treasurer for a term commencing on April 26, 2011 and expiring on April 30, 2014, subject to one-year renewals after the expiration of the term unless terminated by the Company or Mr. Burns upon 90 days prior written notice, at an annual base salary of $255,000. The salary was subject to increases from time to time. On November 21, 2013 the Company amended this agreement in connection with his promotion to Chief Operating Officer, and paid a one-time cash bonus of $50,000. The amended agreement provided for Mr. Burns to be eligible to receive during each year during the term of his employment agreement an annual target incentive bonus in each calendar year of an amount equal to 50% of his base salary then in effect if the Company achieved goals and objectives established by the Compensation Committee. On February 5, 2015 the Company further amended this agreement in connection with Mr. Burns’ promotion to President, and extended his benefits on a change of control, termination without cause and termination for good reason from 12 months to 18 months.

Mr. Burns was also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Mr. Burns’ employment agreement provided that if his employment was terminated without cause or for good reason, Mr. Burns would receive an amount equal his base salary then in effect for a period of one year from the date of termination of employment plus the pro rata portion of his incentive bonus, if any, earned in the employment year through the date of his termination as determined at the discretion of the Board. In the event that within six months of a “change in control”, either (i) Mr. Burns would have been terminated by the Company without “cause” or (ii) had he terminated his employment agreement for “good reason” (as all such terms are defined in his employment agreement), he would have been entitled to receive his base salary then in effect for the greater of the remainder of his original term of employment or eighteen months from the date of termination plus any incentive bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to his employment agreement and as an inducement to his joining the Company, on April 26, 2011 Mr. Burns was also granted Non-Qualified Stock Options outside of a shareholder approved plan to purchase 100,000 shares of common stock, with an exercise price equal to $5.60, the closing sale price of the common stock on that date. The options vest as to one third of the shares covered thereby on each of the first, second and third year anniversary of the date of grant. The options expire on April 26, 2021, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Mr. Burns’ employment is terminated by the Company or by Mr. Burns for “good reason” without “cause” within six months of a “change in control” as such terms are defined in his employment agreement.

On September 1, 2016, Mr. Burns resigned without good reason from his positions as President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of the Company. He received no further benefits under his employment agreement.

Summary Compensation Table

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us during the fiscal years noted below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $	Stock Awards (1) $	Option Awards (2) $	Non-Equity Incentive Plan Compensation (3) $	All Other Compensation (4) $	Total $
Kenneth Ferry	2016	455,000	346,500	—	225,225	64,087	1,090,812
Chief Executive Officer	2015	451,540	720,000	168,144	175,175	64,972	1,579,831
	2014	435,000	400,800	189,765	358,875	70,144	1,454,584

Richard Christopher	2016	16,442	175,000	—	7,892	1,246	200,580
Chief Financial Officer

Stacey Stevens	2016	283,000	173,250	—	101,800	29,030	587,080
Executive Vice President of Strategy,	2015	280,750	225,000	105,090	79,240	26,412	716,492
Sales and Marketing	2014	270,000	133,600	63,255	162,000	28,331	657,186

Kevin Burns	2016	243,750	—	—	—	26,800	270,550
Former President, Chief Operating	2015	322,400	540,000	84,072	113,750	31,920	1,092,142
Officer, and Chief Financial Officer	2014	310,000	267,200	126,510	232,500	33,287	969,497

Richard Areglado	2016	194,775	27,600	20,138	32,868	9,252	284,633
Vice President and Corporate Controller,
Former Interim Chief Financial Officer

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value of the restricted stock awards granted to the named executive officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	The amounts included in the “Option Awards” column represent the grant date fair value of the stock option awards granted to the named executive officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)	For fiscal 2016, the 2016 performance target for was the Company’s achievement of the adjusted EBITDA goal of a $3.9 million loss, as established by the Compensation Committee and approved by the Board. The Company’s actual adjusted EBITDA loss for 2016 was $4.4 million before bonus expense. As a result, the Compensation Committee approved a cash incentive bonus of 89% of the respective executive’s target. For a reconciliation of adjusted EBITDA, please see the Company’s earnings release for the year ended December 31, 2016 filed on Form 8-K on March 9, 2017.

(4)	The “All Other Compensation” column for the fiscal year ended December 31, 2016 includes the following compensation items:

(i)	Mr. Ferry, an automobile allowance of $26,400, a housing allowance of $25,200, life insurance premiums of $2,772 paid by the Company, and employer contributions to the 401(k) Retirement Plan of $10,600;

(ii)	Mr. Christopher, an automobile allowance of $1,246;

(iii)	Ms. Stevens, an automobile allowance of $21,600 and employer contributions to the 401(k) Retirement Plan of $7,430;

(iv)	Mr. Burns, an automobile allowance of $16,200 and employer contributions to the 401(k) Retirement Plan of $10,600 and:

(v)	Mr. Areglado, employer contributions to the 401(k) Retirement Plan of $9,252.

Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2016

The following table sets forth information regarding grants of plan-based awards to our named and former executive officers during the fiscal year ended December 31, 2016.

				Estimated Possible Payouts		All Other Stock Awards: Number of Shares (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Exercise Price	Threshold ($)	Under Non-Equity Incentive Plan Awards Target (1)	Maximum ($)
Kenneth Ferry	10/18/2016			250,250		75,000		$346,500
Richard Christopher	12/05/2016			114,000		50,000		175,000
Stacey Stevens	10/18/2016			113,200		37,500	—	173,250
Richard AregIado	08/15/2016	5.52		36,520		5,000		27,600
							7,500	20,138

(Mr. Burns did not receive any grants in 2016)

(1)	For fiscal 2016, the 2016 performance target was the Company’s achievement of the adjusted EBITDA goal of a $3.9 million EBITDA loss, as established by the Compensation Committee and approved by the Board. The Company’s actual adjusted EBITDA loss was $4.4 million before bonus expense. The Company’s actual results were at 89% of the target. As a result, the Compensation Committee approved a cash incentive bonus of 89% of the respective executives. For the year ended December 31, 2016, Messrs. Ferry and Christopher, and Ms. Stevens received restricted stock in lieu of cash incentive bonuses with a value of $225,225, $7,892, and $101,800, respectively, pursuant to their employment agreements, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Areglado received restricted stock in lieu of cash incentive bonuses with a value of $32,868 in accordance with his bonus plan.

(2)	Represents the grant date fair value computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The grant date fair value for the performance-based restricted stock awards was calculated based upon the aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information regarding unexercised options and unvested stock awards outstanding at December 31, 2016 for each of our named and former executive officers.

	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards			Option Expiration Date	Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Number of Shares of Restricted Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Kenneth Ferry	60,000	—		5.15	3/29/2021	20,000	64,800
	60,000	—		5.10	7/8/2021	53,333	172,799
	40,000	—		2.90	2/7/2022	75,000	243,000
	200,000	—		227	9/25/2022
	40,000	20,000	(1)	6.68	6/19/2024
	13,334	26,666	(2)	9.00	2/5/2025

Stacey Stevens	10,000	—		5.10	7/8/2021	6,666	21, 598
	6,667			2.90	2/7/2022	16,666	53,998
	40,000	—		227	9/25/2022	37,500	121,500
	6,667	13,333	(1)	6.68	6/19/2024
		25,000	(2)	9.00	2/5/2025

Richard Christopher						50,000	162,000

Kevin Burns	—	—				—	—

Richard Areglado	15,000	—		6.00	5/9/2021	1,666	5,398
	6,000	—		2.85	1/27/2022	4,666	15,118
	8,000	—		224	10/10/2022	12,500	40,500
	3,000	1,000	(3)	6.87	5/23/2024	5,000	16,200
	3,000	2,000	(4)	10.46	2/24/2025
	7,500	7,500	(l)	5.52	8/15/2026
(1)	This option vests in three equal annual installments with the first installment vesting on June 19, 2015.
(2)	This option vests in three equal annual installments with the first installment vesting on February 5, 2016.
(3)	This option vests in three equal annual installments with the first installment vesting on May 23, 2015.
(4)	This option vests in three equal annual installments with the first installment vesting on February 24, 2015.
(5)	This option vests in three equal annual installments with the first installment vesting on August 15, 2016.
(6)	Represents outstanding and unvested awards of time-vested restricted stock at December 31, 2016. All unvested restricted stock awards set.
(7)	Calculated by multiplying the closing price per share of the Company’s Common Stock on December 31, 2016, $3.24, by the number of shares subject to the award.

Option Exercises and Stock Vested in Fiscal Year Ended December 31, 2015

The following table provides information about the value realized by the named executive officers upon the exercise of option awards and the vesting of stock awards during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kenneth Ferry	—	$—	66,667	$300,404
Stacey Stevens	—	—	23,334	103,904
Kevin Burns	41,666	121,954	43,333	197,799
Richard Areglado	—	—	17,501	70,246

(1)	The value realized is calculated by determining the difference between the market price of the underlying Common Stock at exercise and the exercise price of the respective option awards.

(2)	The value realized on the vesting of stock awards is calculated by multiplying the number of shares of Common Stock vested by the market value of the Common Stock on the vesting date of the respective awards.

Potential Payments upon Termination or Change in Control

In the event a named executive officers’ employment is terminated within twelve months (for Mr. Ferry), six months (for Mr. Christopher or Mr. Areglado) or three months (for Ms. Stevens) following a change in control by the Company without cause (for all named executive officers) or by the executive for good reason (for Mr. Ferry, Mr. Christopher and Mr. Areglado), then we will pay to the executive as severance pay an amount equal to (a) his or her base salary as then in effect for a period of two years (for Mr. Ferry), eighteen months (for Mr. Christopher and Ms. Stevens) or six months (for Mr. Areglado), as applicable from the date of termination, (b) other than in the case of Mr. Areglado, an amount equal to the incentive bonus which would otherwise been payable for the employment year in which the date of termination occurs, and (c) in the case of Mr. Areglado, (i) continued participation the Company’s group health plan for six months and (ii) accelerated payment of a retention bonus equal in an amount equal to $50,000 (which would otherwise be paid on September 1, 2017).

If within twelve months (for Mr. Ferry), six months (for Mr. Christopher) or three months (for Ms. Stevens) after the occurrence of a change in control, we terminate the executive’s employment without cause (for all named executive officers other than Mr. Areglado) or the executive terminates his employment for good reason (for Mr. Ferry and Mr. Christopher), then despite the vesting and exercisability schedule contained in any stock option agreement or other equity award agreement between us and the executive, all unvested stock options and other equity awards will immediately vest and become exercisable and will remain exercisable for not less than 180 days.

The receipt of the payments and benefits to the named executive officers under their employment agreements are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described in their employment will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

Additionally, Mr. Ferry and Ms. Stevens, entered into Change of Control Bonus Agreements in October 2015. The Agreements provided that upon a Change of Control of the Company, the executive will be entitled to a cash bonus. A change of control for this purpose means the sale of all or substantially all of the assets of the Company or the acquisition of more than 50% of the outstanding equity or ownership interests by any one person or group of persons. The amount of the bonus will be based upon the product of (i) the number of shares of the Company’s outstanding equity interest as of the closing of the transaction resulting in a change of control multiplied by (ii) the price of one such interest as of such closing as reported on the principal stock exchange on which such equity interests are traded. If such amount is greater than $100 million, but does not exceed $150 million, the Company will pay Mr. Ferry 1.25% of such amount and Ms. Stevens 0.50% of such amount. In the event such amount exceeds $150 million, the Company will pay Mr. Ferry 1.75% of such amount and Ms. Stevens 0.75% of such amount. Such agreements will terminate upon the earliest of (a) payment of bonuses due to a change of control; (b) the executive’s termination of employment prior to a change of control; or (c) by mutual agreement of the Company and the executive. No benefits will be paid for such bonus if the executive incurs a separation from service with the Company for any reason, not including military leave, sick leave, vacation or other bona fide leave of absence, at any time prior to a change of control. The agreements also amend the language of each executive’s employment agreements related to Section 280G of the Internal Revenue Code. The agreements provide that the Company shall pay the executive the greater of (i) all of the payments and benefits payable under the Change of Control Bonus Agreement and all other agreements between the Company and the executive as a result of a change in ownership or control or (ii) one dollar less than the amount of such payments and benefits that would subject the executive to the tax imposed by Section 4999 of the Code, whichever gives the executive the highest net after-tax amount.

The following table quantifies the estimated maximum amount of payments and benefits under our change in control agreements, employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the named executive officers would be entitled upon termination of employment if we terminated their employment without cause within twelve months (for Mr. Ferry) six months (for Mr. Christopher and Mr. Areglado) or three months (for Ms. Stevens) following a “change in control” of us that (by assumption) occurred on December 31, 2016:

Name	Present Value of Salary ($)		Value of Accelerated Vesting of Equity Awards (1) ($)		Total Termination Benefits (2) ($)
Kenneth Ferry	1,113,225	(3)	722,520	(4)	1,835,745
Richard Christopher	435,392	(5)	324,000	(6)	759,392
Stacey Stevens	526,300	(7)	318,602	(8)	844,902
Richard Areg1ado	150,131	(9)	N/A	(10)	150, 131

(1)	This amount represents the value of the unvested portion of the respective named executive officer’s stock options, restricted stock and restricted stock units based upon a closing price of $3.24 of our common stock on December 31, 2016.
(2)	Assuming a change in control as of December 31, 2016, no amount would be payable to either Mr. Ferry or Ms. Stevens under their respective change in control agreements because the market value of the Company (based on the number of shares outstanding multiplied by the closing price of $3.24 of our common stock) as of such date was less than $100 million.
(3)	Amount is equal to twenty-four months of base salary, plus Mr. Ferry’s 2016 incentive bonus.

(4)	Represents the value of 148,333 shares of restricted stock and 75,000 performance share units. The value of the accelerated vesting of Mr. Ferry’s unvested stock options is not included in this amount because the exercise price of the stock options exceeds the value of our common stock as of December 31, 2016.

(5)	Amount is equal to eighteen months of base salary, plus Mr. Christopher’s 2016 incentive bonus.

(6)	Represents the value of 50,000 shares of restricted stock and 50,000 performance share units.

(7)	Amount is equal to eighteen months of base salary, plus Ms. Stevens’ 2016 incentive bonus.

(8)	Represents the value of 60,834 shares of restricted stock and 37,500 performance share units. The value of the accelerated vesting of Ms. Stevens’ unvested stock options is not included in this amount because the exercise price of the stock options exceeds the value of our common stock as of December 31, 2016.

(9)	Amount is equal to the sum of (i) six months of base salary, (ii) six months of continued participation in the Company’s group health plan and (iii) accelerated payment of Mr. Areglado’s retention bonus.

(10)	Unlike the other named executive officers, Mr. Areglado’s severance and change in control agreement does not entitle him to automatic accelerated vesting of stock options and other equity awards upon a termination without cause or resignation for good reason following a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and director nominees; and (iv) all current executive officers and directors as a group. Unless otherwise indicated below, the address of each beneficial owner is c/o iCAD, Inc. 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062.

Title of Class	Name of Beneficial Owner	Beneficially Owned (1) (2)		Percentage of Class
Common	Dr. Lawrence Howard	599,920	(3)	3.6%
Common	Kenneth Ferry	704,136	(4)	4.2%
Common	Dr. Rachel Brem	53,121	(5)	*
Common	Anthony Ecock	47,713	(6)	*
Common	Dr. Robert Goodman	31,102	(7)	*
Common	Steven Rappaport	106,844	(8)	*
Common	Andrew Sassine	1,261,528	(9)	7.7%
Common	Somu Subramaniam	161,286	(10)	*
Common	Dr. Elliot Sussman	144,829	(11)	*
Common	Richard Christopher	1,574	(12)	*
Common	Stacey Stevens	191,054	(13)	*
Common	RMB Capital Holdings, LLC	1,000,910	(14)	6.1%
Common	All current executive officers and directors as a group (11 persons)	3,303,106	(15)	19.2%

*	Less than one percent

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from October 3, 2017, upon (i) the exercise of options; (ii) vesting of restricted stock; (iii) warrants or rights; (iv) through the conversion of a security; (v) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (vi) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner’s percentage ownership is determined by assuming that the options or other rights to acquire beneficial ownership as described above, that are held by such person (but not those held by any other person) and which are exercisable within 60 days from October 3, 2017, have been exercised.

(2)	Unless otherwise noted, we believe that the persons referred to in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.

(3)	Includes exercisable options to purchase 37,337 shares of common stock. Also includes (i) 488,983 shares of common stock held by Dr. Howard, (ii) 2,300 shares beneficially owned by Dr. Howard’s wife and (iii) 75,300 shares beneficially owned by Dr. Howard’s children.

(4)	Includes exercisable options to purchase 446,667 shares of common stock. Also includes 257,469 shares of common stock held by Mr. Ferry.

(5)	Includes exercisable options to purchase 31,540 shares of common stock. Also includes 21,581 shares of common stock held by Dr. Brem.

(6)	Includes exercisable options to purchase 31,105 shares of common stock. Also includes 16,608 shares of common stock held by Mr. Ecock.

(7)	Includes exercisable options to purchase 25,102 shares of common stock. Also includes 6,000 shares of common stock held by Dr. Goodman.

(8)	Includes exercisable options to purchase 32,974 shares of common stock. Also includes 73,870 shares of common stock held by Mr. Rappaport.

(9)	Includes exercisable options to purchase 5,358 shares of common stock Also includes 1,256,170 shares of common stock held by Mr. Sassine.

(10)	Includes exercisable options to purchase 29.023 shares of common stock. Also includes 132,263 shares of common stock held by Mr. Subramanian.

(11)	Includes exercisable options to purchase 62,324 shares of common stock. Also includes 82,505 shares of common stock held by Dr. Sussman.

(12)	Includes 1,574 shares of common stock held by Mr. Christopher.

(13)	Includes exercisable options to purchase 93,334 shares of common stock Also includes 66,880 shares of common stock held by Ms. Stevens.

(14)	Based solely on a Schedule 13G filed on February 13, 2017 by RMB Capital Holdings, LLC, RMB Capital Management, LLC and Iron Road Capital Partners, LLC. These three parties share voting power and dispositive power over 1,000,910 shares of common stock. The address of RMB Capital Holdings, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, Illinois, 60603.

(15)	Represents: (i) options to purchase 794,764 shares of common stock, which may be exercised within 60 days of the Record Date; (ii) 192,000 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends, if any are paid.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have adopted written policies and procedures regarding related person transactions. Our policy intends to cover any transaction described under Item 404(a) of Regulation S-K. Our Audit Committee is responsible for reviewing and approving all related-persons transactions pursuant to the Audit Committee Charter, which has been adopted by the Board. A related person is any executive officer, director, nominee for director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. The Audit Committee reviews and approves all related person transactions without regard to the thresholds established for disclosure under Item 404(a) of Regulation S-K. The Chairperson of the Audit Committee can be reached by sending a letter to Chairperson of the Audit Committee, Confidential – Conduct of Business Affairs at: iCAD, Inc., 98 Spit Brook Road, Suite 100, Nashua, NH 03062.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The Company’s independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles. The Audit Committee monitors these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and management’s evaluations of the Company’s system of internal control over financial reporting contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has discussed with BDO USA, LLP (i) the matters specified in Auditing Standard No. 16, “Communications with Audit Committees,” and (ii) the independence of BDO USA, LLP from the Company and management. BDO USA, LLP has provided the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 24, 2017.

The information contained in this Audit Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we may specifically incorporate it by reference into a future filing.

Audit Committee

Steven Rappaport (Chairperson), Anthony Ecock, Dr. Elliot Sussman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees for professional services rendered for the Company by BDO, its independent registered public accounting firm, as of or for the fiscal years ended December 31, 2016 and 2015 were:

	Fiscal Year Ended
Services Rendered (l)	December 31, 2016	December 31, 2015
Audit Fees	$347,288	$353,325
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$347,288	$353,325

1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees. Audit fees for the fiscal years ended December 31, 2016 and 2015 were for professional services rendered for the audits of our financial statements, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. There were no amounts paid to BDO for audit related fees for the fiscal years ended December 31, 2016 and 2015 because no audit related services were provided by BDO.

Tax and all Other Fees. No tax fees or other fees were paid to BDO for the fiscal years ended December 31, 2016 and 2015 because no tax related or other services were provided by BDO, except for the audit services described above.

The Audit Committee has considered and determined that the services provided by BDO are compatible with BDO maintaining its independence.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that one of the Audit Committee’s responsibilities is pre-approval of all audit, audit related, tax services and other services performed by our independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee pre-approves proposed services and fee estimates for these services. The Audit Committee chairperson or his or her designee has been designated by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee. Services pre-approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee pre-approved all of the audit services provided by BDO to us during the fiscal years ended December 31, 2016 and 2015.

PROPOSAL II

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING

THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

In keeping with the preference expressed by our stockholders at our 2013 annual meeting, our Board has adopted a policy of holding say-on-pay votes every year.

In accordance with Section 14A of the Exchange Act, the Company is asking its stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following advisory resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of iCAD, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.

Although the “say-on-pay” vote is non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL III

TO RATIFY THE

APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

BDO has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 2016. The Audit Committee of the Board has re-appointed BDO as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of BDO for ratification by stockholders as a matter of good corporate practice.

The Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of BDO as its independent registered public accounting firm, at any time during the 2017 fiscal year, if it deems such change to be in the best interests of the Company and our stockholders. If the stockholders do not ratify the selection of BDO, the Audit Committee will review the Company’s relationship with BDO and take such action as it deems appropriate, which may include continuing to retain BDO as the Company’s independent registered public accounting firm.

A representative of BDO is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2018 must submit a notice containing the proposal in proper form consistent with our By-Laws, addressed to the attention of our Corporate Secretary at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act, received by us no later than June 21, 2018 in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. If a stockholder submits a proposal after the deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our annual meeting of stockholders (but not in our proxy statement) to be held in 2018, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be submitted to our Corporate Secretary in proper form at the address set forth above so that it is received by our Corporate Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the earlier of the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of each item of business proposed to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing to bring such item of business before the meeting; (iii) the class or series and number of shares of our stock which are held of record or owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date then shall have been made publicly available) and as of the date of such notice; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting, and (vi) all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Section 14 of the Exchange Act.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

Although it is not anticipated, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. We estimate that we would be required to pay such firm fees ranging from $7,500 to $15,000 plus out-of-pocket expenses.

A COPY OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON OCTOBER 3, 2017. COPIES OF OUR ANNUAL REPORT ON FORM 10-K, AND ANY AMENDMENTS TO THE FORM 10-K, WITHOUT EXHIBITS, WILL BE PROVIDED UPON WRITTEN REQUEST. EXHIBITS TO THE FORM 10-K WILL BE PROVIDED FOR A NOMINAL CHARGE. A WRITTEN REQUEST FOR THE FORM 10-K SHOULD BE MADE TO:

ICAD, INC.

98 SPIT BROOK ROAD, SUITE 100

NASHUA, NEW HAMPSHIRE 03062

ATTENTION: COMPANY SECRETARY

By order of the Board of Directors,
/s/ Kenneth Ferry

Kenneth Ferry, Chief Executive Officer

October 20, 2017

FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED BELOW. DISCRETIONARY VOTING IS HEREBY CONFERRED AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

☐                                                 ☐

Please mark your votes like this

1. Election of Directors:		2. To approve, by non-binding advisory vote, the resolution approving named executive officer compensation (“Say on Pay Vote”).
FOR all nominees listed below (except as indicated to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below	☐ FOR ☐ AGAINST ☐ ABSTAIN
3. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

☐ FOR ☐ AGAINST ☐ ABSTAIN
NOMINEES:

01 Dr. Lawrence Howard, 02 Kenneth Ferry, 03 Dr. Rachel Brem, 04 Anthony Ecock, 05 Dr. Robert Goodman, 06 Steven Rappaport, 07 Andrew Sassine, 08 Somu Subramaniam, and 09 Dr. Elliot Sussman

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

In their direction, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                              Signature if held jointly                                  Date             , 2017.

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(b) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held November 30, 2017

The Proxy Statement and Annual Report to Stockholders are available at http://www.cstproxy.com/icadmed/2017

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

iCAD, Inc.

98 Spit Brook, Suite 100

Nashua, New Hampshire 03062

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 30, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints KENNETH FERRY and RICHARD CHRISTOPHER, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of iCAD, Inc. (the “Company”) on Thursday, November 30, 2017, at 10:00 AM or at any postponements or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)